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                                                                    EXHIBIT 99.1

                             [IRIDIUM LETTERHEAD]

                    IRIDIUM LLC REPORTS THIRD QUARTER RESULTS
                   Commercial Service Set to Begin November 1
                                 (NASDAQ: IRIDF)

(Washington, D.C. - October 28, 1998) Iridium LLC during the third quarter made substantial progress toward meeting its goal of achieving worldwide service availability on November 1, 1998. The company successfully launched seven additional satellites aboard two launch vehicles. Iridium also advanced its technical, infrastructure, licensing, marketing and distribution activities during the quarter to enable achievement of its planned service introduction on November 1.

"Our progress in the third quarter has made commercial availability of the Iridium system on November 1st a reality," said Edward F. Staiano, Vice Chairman and CEO of Iridium LLC. "Commercial service availability is the first of many steps Iridium will take, as we strive to enhance and improve the technical performance of our network and add new services and advanced features, to collectively deliver what will be the most comprehensive wireless service the world has ever seen," he continued.

The Iridium satellite constellation is now complete, ground control facilities operational, and all 12 gateways are staffed and functioning. On November 1st, Iridium plans to offer worldwide satellite telephony, cross-protocol cellular roaming, and calling card capabilities. Paging services will follow shortly thereafter with availability of production equipment from Motorola in mid-November.

Trials commenced during the third quarter, validating the system design, architecture and service features. Thousands of calls were made worldwide during the quarter. Call completion rates and overall call performance has improved steadily with the introduction of new software uploads and is now at commercially acceptable levels. Testing of paging


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functionality was delayed nominally due to concentration of efforts on voice performance. However, commencement of testing has yielded extremely positive results enabling production of commercial pagers to proceed. Feedback from individual, corporate and industrial trial participants worldwide has been positive.

During the third quarter, a Long March 2C/SD rocket manufactured by China Great Wall Industries Corporation carried two Iridium satellites into orbit. This launch was followed by a Boeing Delta II which carried five additional satellites into orbit. Three of the seven satellites launched filled gaps in the operational constellation, while four will serve as spares for future constellation replenishment. Another Delta II launch is scheduled for launch in early November and a Chinese Long March 2c/SD is scheduled to carry two additional satellites into orbit in early December for constellation maintenance.

The latest upgrade of the constellation software has been successfully uploaded throughout the network and test results have demonstrated considerable improvements in system performance, including robust L-band availability, crosslink functionality, call establishment and completion, and dropped call rates. Software enhancements will be ongoing as the system matures and commercial customers are provisioned. Messaging trials, including testing of alpha and numeric paging capabilities, short messaging services, and voice mail are confirming product and system integrity and demonstrating excellent performance.

Motorola handsets will be available in sufficient quantities to support the demand shortly after commercial activation. An initial shipment of 5,000 handsets will be shipped to the gateways prior to commercial activation with incremental shipments to follow in the weeks and months thereafter. Kyocera has made substantial progress with software development and expects 4,800 satellite-only and 9,400 multi-mode handsets will be available in November. Motorola pagers are currently being manufactured and are expected to be available in commercial quantities mid-November.

Iridium products are the first commercial products to carry the newly approved International Telecommunications Union "mark", intended to enable subscribers to carry Iridium products into, and out of, countries without restriction. This mark will enhance the company's ability to deliver on its promise to provide global communications services.


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The 12 Iridium gateways are now operating 24 hours a day, seven days a week.
Equipment for the China gateway has been shipped and the installation of hardware and software is complete. The first successful calls from the Chinese gateway were made on September 23rd and have continued steadily since. The gateway is undergoing final readiness testing with the goal of being operational on November 1st. Acceptance testing of the China gateway is expected to be completed on October 28, 1998.

The Iridium billing clearinghouse, Iridium gateway business offices, and service providers and roaming partners around the world are processing call detail records and exchanging subscriber account information to enable subscriber activation. More than two million billing records from around the world have now been processed and tested at this point.

More than 120 countries and territories have licensed the Iridium service, collectively accounting for more than 75% of the company's anticipated market. Service availability is expected in as many as 200 countries by year-end, representing 95% of our business plan.

Distribution agreements have been negotiated with more than 270 distribution partners. These include some 165 service provider and 155 roaming partner agreements, providing Iridium access to over 105 million wireless telephone subscribers in 125 countries and covering 3.6 billion POP's. Service provider integration and roaming partner compliance testing have been underway for several months, with some 80 ready for commercial service activation today. Integration and compliance testing ensure proper signaling, interconnection, billing system interface, product handling and marketing readiness training. Integration and compliance testing will be ongoing, as additional service providers and roaming partners are added.

Iridium's global marketing and advertising programs have yielded outstanding results. More than 850,000 prospective customers have responded to Iridium print, broadcast, outdoor, in-flight advertising and direct mail since the program's inception in late June. Iridium distribution partners, have received an estimated 200,000 inquiries directly, through co-branded advertising and direct sales efforts, bringing the total prospect inquiries to more than one million. Recent focus groups, consisting of telecommunications users who either made telecom purchasing decisions directly or had influence on their organization's purchases, reacted favorably to Iridium advertising and expressed interest in the product.


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Located in the United States, the Netherlands and Australia, Iridium Global
Customer Care Centers continue to receive large volumes of inquiries from potential customers. These centers operate every day, around the clock, to accommodate sales activities and to provide subscriber assistance.

For the quarter ending September 30, 1998, costs incurred and capitalized for the communications systems assets totaled $128 million. Since inception, amounts capitalized for the communications systems assets have totaled approximately $3.47 billion. The net loss for the three months ending September 30, 1998, was $ 364 million.

Iridium LLC is developing and commercializing a global wireless communications network that will combine the worldwide reach of 66 low-earth orbit satellites with land-based wireless systems to enable customers to communicate using handheld telephones and pagers virtually anywhere in the world. Commercial service is scheduled to begin on November 1, 1998. Iridium World Communications (NASDAQ: IRIDF) is the public investment vehicle of Iridium LLC.

                                      # # #

This release contains forward-looking statements, including statements regarding schedules for commencement of service and commercial operation of the Iridium system. These forward-looking statements are based on a number of assumptions and actual results may be materially different from those expressed or implied by such statements. For a description of factors which may cause results for Iridium to differ materially from those expressed or implied by such forward-looking statements, please consult the Securities and Exchange Act filings of Iridium World Communications Ltd. (Nasdaq: IRIDF).


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                                   IRIDIUM LLC
                 (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                             SELECTED FINANCIAL DATA
             (DOLLARS IN THOUSANDS EXCEPT PER CLASS 1 INTEREST DATA)

                                                           THREE                NINE
                                                           MONTHS ENDED         MONTHS ENDED
                                                           SEPTEMBER 30, 1998   SEPTEMBER 30, 1998
                                                           ------------------   ------------------
CONSOLIDATED STATEMENT OF LOSS DATA:
Operating expenses.......................................  $          129,099   $          261,261
Depreciation and amortization............................  $          152,627   $          378,276
Interest expense, net....................................  $           82,655   $          173,185
                                                           ------------------   ------------------
Net loss.................................................  $          364,381   $          812,722
                                                           ==================   ==================
Net loss applicable to Class 1 Interests.................  $          365,934   $          817,221
                                                           ==================   ==================
Net loss per Class 1 Interest............................  $             2.59   $             5.78
                                                           ==================   ==================
Weighted average interests used in
computing Net loss per Class 1 Interest..................         141,324,251          141,289,887
                                                           ==================   ==================


                                                           SEPTEMBER 30, 1998
                                                           ------------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................................  $           65,207
Property and equipment - net.............................  $        2,865,070
System under construction................................  $          523,739
Total assets.............................................  $        3,564,602
Long-term debt (net of discount).........................  $        1,714,890
Total Members' equity....................................  $          834,241

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   Iridium is a registered trademark and service mark of Iridium LLC (C) 1998